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                                                                     EXHIBIT 2.5

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of August 13, 2003, is by and among Finger Lake International, Inc., a New York corporation ("Seller"), Glenn Donnelly, Bruno M. DiMatteo and Paul Vitale, being all of the shareholders of Seller (each, a "Shareholder" and collectively, the "Shareholders"), Boundless Motor Sports Racing, Inc., a Colorado corporation ("Parent"), and Boundless Track Operations, Inc., a Nevada corporation and wholly-owned subsidiary of Parent ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITION

         Section 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances and Purchaser shall purchase, accept and acquire from Seller, the Assets.

         Section 2.2. PURCHASE PRICE.

         (a) TOTAL PURCHASE PRICE. The total purchase price for the Assets (the "Purchase Price") shall be $1,650,000 (the "Purchase Price"), $900,000 of which shall be due and payable at the Closing (the "Cash Consideration"), and the remaining $750,000 of which shall be due and payable in shares (the "Shares") of Parent Stock (valued at the Offering Price). Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise.

         (b) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.2(d), such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"). Purchaser and Seller shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with the allocation in Schedule 2.2(d). Schedule 2.2(d) also

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reflects the aggregate fair market values for each of Class I assets, Class II assets and Class III assets, as such terms are defined in regulations promulgated pursuant to Section 1060 of the Code. Purchaser and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as agreed to in Schedule 2.2(d) or as adjusted as a result of a subsequent increase or decrease in the Purchase Price.

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

         Seller and the Shareholders jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date (all Schedules reference in this Article III are contained in the Seller Disclosure Schedule of even date herewith):

         Section 3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary. Seller does not have any assets, employees or offices in any state other than New York. Seller does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         Section 3.2. CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of Seller that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of Seller since the formation of Seller.

         Section 3.3. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Seller and the Shareholders and constitute or will constitute (as the case may be) legal, valid and binding obligations of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 3.4. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or


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breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller or any agreement, indenture or other instrument under which Seller or any Shareholder is bound or to which any of the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Assets or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller, any Shareholder or the Assets.

         Section 3.5. CONSENTS. Except as set forth in Schedule 3.5, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller or any Shareholder.

         Section 3.6. FINANCIAL STATEMENTS. Seller has furnished to Purchaser Seller's audited balance sheet and related audited statements of income, retained earnings and cash flows for the twelve-month periods ended December 31, 2000, 2001 and 2002, including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the six-month period ended June 30, 2003 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller, fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.

         Section 3.7. LIABILITIES AND OBLIGATIONS. Except as set forth in
Schedule 3.7, the Financial Statements reflect all liabilities of Seller, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. Except as set forth in the Financial Statements, Seller is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and Seller knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

         Section 3.8. EMPLOYEE MATTERS.

         (a) CASH COMPENSATION. Schedule 3.8(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of Seller who are currently compensated at a rate in excess of $20,000 per year and who earned in excess of such amount during Seller's preceding fiscal year. In addition, Schedule 3.8(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of Seller during the current and immediately preceding fiscal years of Seller and (ii) any promised increases in Cash Compensation of employees of Seller that have not yet been effected.

         (b) COMPENSATION PLANS. Schedule 3.8(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by


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Seller or to which Seller contributes on behalf of its employees, other than
Employee Benefit Plans listed in Schedule 3.9(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

         (c) EMPLOYMENT AGREEMENTS. Schedule 3.8(c) contains a complete and accurate list of all employment agreements (the "Employment Agreements") to which Seller is a party with respect to its employees.

         (d) EMPLOYEE POLICIES AND PROCEDURES. Schedule 3.8(d) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of Seller.

         (e) LABOR COMPLIANCE. Except as set forth in Schedule 3.8(e), Seller
(i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Seller has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against Seller before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist; or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Seller, nor does any basis therefor exist.

         (f) UNIONS; ALIENS. Seller has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of Seller are represented by any union, labor organization or collective bargaining unit. To the best knowledge of Seller, the employees of Seller have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit. All employees of Seller are citizens of, or are authorized to be employed in, the United States.

         Section 3.9. EMPLOYEE BENEFIT PLANS.

         (a) IDENTIFICATION. Schedule 3.9(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by Seller or to which Seller contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

         (b) QUALIFICATION. Seller has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a)


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of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which Seller is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Neither Seller nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither Seller nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (c) PBGC. No facts or circumstances exist that would result in the imposition of liability against Purchaser by the Pension Benefit Guaranty Corporation as a result of any act or omission by Seller or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

         (d) MEDICAL AND DENTAL CARE CLAIMS. Schedule 3.8(d) contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by Seller to its employees involving hospitalization, medical or dental care claims that have exceeded $5,000 per year for an individual during Seller's current fiscal year or any of the three fiscal years preceding the date hereof.

         Section 3.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.10, since June 30, 2003, Seller has not: (i) suffered any material adverse change, whether or not caused by any deliberate act or omission of Seller, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects; (ii)contracted for the purchase of any capital assets having a cost in excess of $50,000 or paid any capital expenditures in excess of $50,000; (iii) incurred any indebtedness for borrowed money or issued or sold any debt securities; (iv) incurred or discharged any liabilities or obligations except in the ordinary course of business; (v) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims; (vi) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets; (vii) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business; (viii) acquired or disposed of any assets except in the ordinary course of business; (ix) written up or written down the carrying value of any of its assets; (x) changed the costing system or depreciation methods of accounting for its assets; (xi) waived any material rights or forgiven any material claims;
(xii) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets; (xiii) increased the compensation of any director or officer; (xiv) increased the compensation of any employee except in the ordinary course of business; (xv)


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made any payments to or loaned any money to any person or entity referred to in
Section 3.28; (xvi) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (xvii) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights; (xviii) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; (xix) entered into, adopted or amended any Employee Benefit Plan; or (xx) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller.

         Section 3.11. TITLE; LEASED ASSETS.

         (a) REAL PROPERTY. A description of all interests in real property owned by Seller (collectively, the "Real Property") is set forth in Schedule 3.11(a). Except as set forth in Schedule 3.11(a), Seller has good, valid and indefeasible title to all the Real Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Real Property free and clear of all liens, claims and encumbrances other than those described in Schedule 3.11(a).

         (b) PERSONAL PROPERTY. A description of all tangible and intangible personal property owned by Seller (collectively, the "Personal Property") is set forth in Schedule 3.11(b). Except as set forth in Schedule 3.11(b), Seller has good, valid and marketable title to all the Personal Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances other than those described in Schedule 3.11(b).

         (c) LEASES. A list and brief description of all leases of real and personal property to which Seller is a party, either as lessor or lessee, are set forth in Schedule 3.11 (c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         (d) RIGHT TO USE ASSETS. Except for those assets acquired since June 30, 2003, all tangible assets used in the conduct of Seller's business are reflected in the Financial Statements in a manner that is in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. Seller owns, leases or otherwise possesses a transferable right to use all assets used in the conduct of its business, and except for the Excluded Assets, will transfer all of such rights to Purchaser at Closing.

         Section 3.12. COMMITMENTS.

         (a) COMMITMENTS; DEFAULTS. Except as set forth in Schedule 3.12(a), Seller has not entered into, nor are the Assets or the business of Seller bound by, whether or not in writing, any:


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(i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement between Seller and any affiliate of Seller; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of Seller; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $25,000 in the aggregate; (xiii) powers of attorney; (xiv) contracts containing noncompetition covenants; (xv) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.30; or (xvi) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of Seller.

         All of the foregoing are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.12(a). The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller, may be made by any party thereto, nor has Seller waived any rights thereunder. Seller has not received notice of any default with respect to any Commitment.

         (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, Seller has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and Seller knows of no fact that would justify the exercise of such a right. Seller does not currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. None of the customers or suppliers of Seller has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, Seller.

         Section 3.13. ADVERSE AGREEMENTS. Seller is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as Seller can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller.


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         Section 3.14. INSURANCE. Seller carries property, liability, workers'
compensation and such other types of insurance as is customary in Seller's industry. A list and brief description of all insurance policies of Seller are set forth in Schedule 3.14. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in Seller's industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.

         Section 3.15. PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS.

         (a) OWNERSHIP. Seller owns all patents, trademarks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.15 is a true and correct description of the following ("Proprietary Rights"): (i) all trademarks, trade names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by Seller with respect to the Assets and Seller's business, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use.

         (b) CONFLICTING RIGHTS OF THIRD PARTIES. Seller has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. No consent of third parties will be required for the transfer thereof to Purchaser or the use thereof by Purchaser upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and Seller knows of no valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

         (c) CLAIMS OF OTHER PERSONS. Seller has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Seller infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of Seller with respect thereto. Seller has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by Seller.

         Section 3.16. TRADE SECRETS AND CUSTOMER LISTS. Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by Seller. Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of Seller.


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         Section 3.17. TAXES.

         (a) FILING OF TAX RETURNS AND PAYMENT OF TAXES. Seller has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of Seller for the periods covered thereby. Seller has paid or accrued all taxes, penalties and interest that have become due with respect to any returns that it has filed and any assessments of which it is aware. Seller is not delinquent in the payment of any tax, assessment or governmental charge.

         (b) NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS. No tax deficiency or delinquency has been asserted against Seller. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority. There is no taxing authority audit of Seller pending or threatened, and the results of any completed audits are properly reflected in the Financial Statements. Seller has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

         (c) ALL WITHHOLDING REQUIREMENTS SATISFIED. All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been
(i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

         (d) SAFE HARBOR LEASE; TAX EXEMPT ENTITY. None of the Assets constitute property that Purchaser, or any affiliate of Purchaser, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Assets are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

         Section 3.18. COMPLIANCE WITH LAWS. Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Seller of any federal, state or local law or regulation that could affect the property or business of Seller. Seller possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         Section 3.19. FINDER'S FEE. Except as set forth in Schedule 3.19, neither Seller nor any Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 3.20. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Seller threatened, against or affecting, or that could affect, Seller, any of the Assets, or the business of Seller. Seller is not (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to


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Seller or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Seller does not know of any basis for any such action, proceeding or investigation.

         Section 3.21. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by Seller hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         Section 3.22. CONDITION OF FIXED ASSETS. All of the plants, structures and equipment included in the Assets are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         Section 3.23. INVENTORY. All of the inventory included in the Assets is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. Seller has presently, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         Section 3.24. BOOKS OF ACCOUNT. The books of account of Seller have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books.

         Section 3.25. ACCOUNTS RECEIVABLE. Schedule 3.25 sets forth the accounts receivable of Seller's business from sales made as of August 11, 2003, and the payments and rights to receive payments related thereto, is complete and accurate. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

         Section 3.26. DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind has been declared or paid by Seller on any of its capital stock at any time. No repurchase of any of Seller's capital stock has been approved or effected by Seller at any time.

         Section 3.27. BANKING RELATIONS. Set forth in Schedule 3.27 is a complete and accurate list of all arrangements that Seller has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         Section 3.28. OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.28, no officer, supervisory employee, director or shareholder of Seller, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of Seller, or any organization that has a material contract or arrangement with Seller.

         Section 3.29. ENVIRONMENTAL MATTERS. Neither Seller nor any of the Assets are currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Assets. To the best knowledge of Seller, the Assets have never been used in a manner that would be in violation of any of the Environmental Laws. Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by Seller by reason of any Environmental Laws. To the best knowledge of Seller, none of the assets owned or leased by Seller are on any federal or state "Superfund" list or subject to any environmentally related liens.

         Section 3.30. CERTAIN PAYMENTS. To the best knowledge of Seller, neither Seller nor any director, officer or employee of Seller has paid or caused to be paid, directly or indirectly, in connection with the business of
Seller: (i) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         Section 3.31. INFORMATION FURNISHED TO SHAREHOLDERS. Each Shareholder has been provided with, and is familiar with, the financial and other information regarding the business and operations of Purchaser and Parent that such Shareholder deems necessary for evaluating the merits and risks of the transactions contemplated by this Agreement. Each Shareholder is knowledgeable and experienced in financial and business matters and are capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

         Section 3.32. INVESTMENT PURPOSES. Each Shareholder is acquiring the Parent Stock for investment purposes and not with a view toward resale or distribution thereof, and have no present intention of selling, granting any participation in, or otherwise distributing the Public Company Stock.

         Section 3.33. RESTRICTED SECURITIES. Each Shareholder understands that the shares of Parent Stock will be issued by Parent pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and are characterized as "restricted securities" under the Securities Act and may be resold without registration under the Securities Act only in limited circumstances. In connection with the foregoing, each Shareholder is familiar with Rule 144 and understand the resale limitations imposed thereby on such shares of Parent Stock.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

         Section 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         Section 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute (as the case may be) legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

         Section 4.4. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Purchaser.

         Section 4.5. FINANCIAL AND RELATED INFORMATION. Purchaser was formed with the intent to acquire motor sport race tracks and racing operations. To date, Purchaser has had limited operations.

         Section 4.6. COMPLIANCE WITH LAWS. Purchaser has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser of any federal, state or local law or regulation that could affect the property or business of Purchaser.

         Section 4.7.

         Section 4.8.

                                    ARTICLE V
                    COVENANTS OF SELLER AND THE SHAREHOLDERS

         Seller and the Shareholders jointly and severally agree that between the date hereof and the Closing:

         Section 5.1. CONSUMMATION OF AGREEMENT. Seller and the Shareholders shall use their respective best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         Section 5.2. BUSINESS OPERATIONS. Seller shall operate its business in the ordinary course and will not introduce any new method of management or operation. Seller shall use its best efforts to preserve the business of Seller intact, to retain its present customers and suppliers so that they will be available to Purchaser after the Closing. Seller shall not take any action that could adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate at the time of Closing or preclude Seller from making such representations and warranties at the Closing.

         Section 5.3. ACCESS. Seller shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the assets and business of Seller, including its employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of Seller as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of Seller.

         Section 5.4. MATERIAL CHANGE. Seller shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller. Notwithstanding the disclosure to Purchaser of any such material adverse change, Seller shall not be relieved of any liability for, nor shall the providing of such information by Seller to Purchaser be deemed a waiver by Purchaser of, the breach of any representation or warranty of Seller contained in this Agreement.

         Section 5.5. APPROVALS OF THIRD PARTIES. Seller shall use its best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

         Section 5.6. HIRING EMPLOYEES. Seller shall cooperate with all requests made by Purchaser for the purpose of allowing Purchaser to hire those employees of Seller designated by Purchaser, such employment to be effective as of the Closing Date.

         Section 5.7. EMPLOYEE MATTERS. Seller shall not, without the prior written approval of Purchaser, except as required by law: (i) increase the Cash Compensation of any employee of Seller; (ii) adopt, amend or terminate any Compensation Plan; (iii) adopt, amend or terminate any Employment Agreement;
(iv) adopt, amend or terminate
any Employee Policies and Procedures; (v) institute, settle or dismiss any employment litigation; (vi) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit; or (vii) take or fail to take any action with respect to any past or present employee of Seller that could adversely affect the business of Seller.

         Section 5.8. EMPLOYEE BENEFIT PLANS. Seller shall not, without the prior written approval of Purchaser, except as required by law: (i) adopt, amend or terminate any Employee Benefit Plan; (ii) take any action that could deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries; (iii) fail to pay any premium or contribution due or with respect to any Employee Benefit Plan; (iv) fail to file any return or report with respect to any Employee Benefit Plan; or (v) take or fail to take any action that could adversely affect any Employee Benefit Plan.

         Section 5.9. CONTRACTS. Except with Purchaser's prior written consent, Seller shall not waive any right or cancel any contract, debt or claim nor will it assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

         Section 5.10. CHANGES IN INVENTORY. Seller shall not alter the physical contents or character of its raw materials, work-in-process or finished goods inventory or the mixture of products in its finished goods inventory so as to affect the nature of Seller's business or result in a change in the total dollar valuation thereof.

         Section 5.11. CAPITAL ASSETS; PAYMENTS OF LIABILITIES. Seller shall not, without the prior written approval of Purchaser (i) acquire or dispose of any capital asset having an initial cost of $50,000 or more or (ii) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements or (b) current liabilities and obligations incurred in the usual and ordinary course of business of Seller since June 30, 2003 and, in either case (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

         Section 5.12. MORTGAGES, LIENS AND GUARANTIES. Seller shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

         Section 5.13. NO NEGOTIATION WITH OTHERS. Neither Seller nor any Shareholder shall solicit or participate in negotiations with (and Seller and each Shareholder shall use their respective best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of Seller from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of Seller or any transaction inconsistent with those contemplated hereby.

         Section 5.14. DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind will be declared or paid by Seller, nor will any repurchase of any of Seller's capital stock be approved or effected.

                                   ARTICLE VI
                              PURCHASER'S COVENANTS

         Purchaser agrees that between the date hereof and the Closing:

         Section 6.1. CONSUMMATION OF AGREEMENT. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         Section 6.2. EMPLOYEE MATTERS. No employee of Seller shall be considered an employee of Purchaser until such employee begins performing services for Purchaser.

                                   ARTICLE VII
                        PURCHASER'S CONDITIONS PRECEDENT

         Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:


         Section 7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date; and Purchaser shall have received a certificate of Seller's President, dated as of the Closing Date, to the foregoing effect.

         Section 7.2. COVENANTS AND CONDITIONS. Seller shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date; and Purchaser shall have received a certificate of Seller's President, dated as of the Closing Date, to the foregoing effect.

         Section 7.3. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 7.4. NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller shall have occurred since the date of the most recent audited balance sheet included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of Seller.

         Section 7.5. DUE DILIGENCE REVIEW. Purchaser shall have completed a due diligence review of the business, operations and financial statements of Seller, the results of which shall be satisfactory to Purchaser in its sole discretion. Such due diligence review shall include a Phase I environmental study of the assets of the Corporation (and a Phase II environmental study, if recommended in the Phase I study).

         Section 7.6. CONSENTS. Purchaser shall have received all approvals, consents and waivers from third parties which, in the view of Purchaser's counsel are necessary or desireable to be obtained prior the consummation of the transactions contemplated herein.

         Section 7.7. OFFERING. The Offering shall have been consummated by Public Company.

         Section 7.8. STOCK PURCHASE AGREEMENT. The transactions contemplated by that certain Stock Purchase Agreement, dated as of the date hereof, by and among Purchaser, Parent, DIRT Motorsports, Inc., and Glenn Donnelly (the "Stock Purchase Agreement") shall have occurred.

         Section 7.9. CLOSING DELIVERIES. Purchaser shall have received all documents, in form satisfactory to Purchaser and its counsel, referred to in
Section 9.1 below.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT OF SELLER AND THE SHAREHOLDERS

         Except as may be waived in writing by Seller and the Shareholders, the obligations of Seller and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         Section 8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date; and Purchaser shall have delivered to Seller and the Shareholders a certificate of Purchaser's President, dated as of the Closing Date, to the foregoing effect.

         Section 8.2. COVENANTS AND CONDITIONS. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to Seller and the Shareholders a certificate of Purchaser's President, dated as of the Closing Date, to the foregoing effect.

         Section 8.3. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 8.4. OFFERING. The Offering shall have been consummated by Public Company.

         Section 8.5. STOCK PURCHASE AGREEMENT. The closing of the transactions contemplated by the Stock Purchase Agreement shall have occurred.

         Section 8.6. DELIVERIES OF PURCHASER. Seller or the Shareholders, as the case may be, shall have received all documents, in form satisfactory to them and their counsel, referred to in Section 9.2 below.

                                   ARTICLE IX
                               CLOSING DELIVERIES

         Section 9.1. DELIVERIES OF SELLER. At the Closing, Seller shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

         (a) a bill of sale conveying the Personal Property to Purchaser;

         (b) an assignment of each lease under which Seller is lessee or lessor assigning the interest of Seller therein to Purchaser, together with, in the case of an assignment of a lessee's interest, an owner's policy of title insurance showing the lessee's interest under the lease to be vested in Purchaser;

         (c) a deed, in a form satisfactory to counsel for Purchaser, conveying each item of Real Property to Purchaser, together with the standard form owner's title insurance policy for each item of Real Property insuring Purchaser that good, valid and indefeasible title to such item of Real Property is vested in Purchaser, subject only to standard form exclusions;

         (d) assignments for all funds of Seller on deposit with banks or other persons (other than Excluded Assets);

         (e) an Assignment Agreement in the form attached as Exhibit B with respect to all of Seller's rights and obligations under the Commitments (the "Assignment");

         (f) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of Seller as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (g) the certificates described in Sections 7.1 and 7.2 above;

         (h) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of New York establishing that Seller is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

         (i) all authorizations, consents, approvals, permits and licenses referenced in Section 3.5;

         (j) an executed three-year Noncompetition Agreement among Purchaser, Seller and each Shareholder in the form attached as Exhibit C (the "Noncompetition Agreement"); and

         (k) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets that are personal property and good and indefeasible title to the Assets that are real property.

         Section 9.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver to Seller:

         (a) the Cash Consideration in immediately available funds;

         (b) certificates representing the Shares;

         (c) the Assignment;

         (d) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (e) the certificates described in Sections 8.1 and 8.2 above;

         (f) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Nevada, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state.

                                    ARTICLE X
                              POST CLOSING MATTERS

         Section 10.1. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Purchaser, Seller and the Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to Assets that are personal property and good and indefeasible title to Assets that are real property and (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets.

         Section 10.2. EMPLOYEE BENEFIT PLAN CLAIMS INCURRED. After the Closing Date, Seller shall remain liable under its medical and dental plans and commitments for any claims incurred by its employees or their spouses and dependents prior to the Closing Date. A claim shall be deemed to have been incurred upon the occurrence of an injury or the diagnosis of an illness. An incurred claim shall include any claim or series of claims related to a claim incurred prior to the Closing Date. Seller shall retain all liability for continuation coverage under Section 162(k) of the Code.

         Section 10.3. EMPLOYEE BENEFIT PLAN TERMINATION. Within 60 days after the Closing Date, Seller shall terminate any Employee Benefit Plan intended to be a qualified plan within the meaning of Section 401(a) of the Code. Upon termination, the rights of each participant in any such plan shall be fully vested and nonforfeitable. In connection with the termination, Seller shall undertake to obtain a favorable determination letter from the Internal Revenue Service with respect to each terminated plan. Seller shall offer to distribute the accrued benefit and/or account balance of each participant within 60 days after receipt of a favorable determination letter.

         Section 10.4. SALES TAXES APPLICABLE TO SALES PRIOR TO OR ON THE CLOSING DATE. Seller shall timely file all sales tax returns with respect to sales occurring in connection with Seller's business prior to or on the Closing Date. Seller shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to above. Seller shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from Seller to Purchaser. Seller and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets.

         Section 10.5. RESTRICTION ON TRANSFER. The Shares will not be registered under the Securities Act on the Closing Date and may not be transferred, sold or otherwise disposed of by the Shareholders except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.

         Section 10.6. RESTRICTIVE LEGEND. Each certificate representing Shares shall bear the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE APPLICABLE SECURITIES AND EXCHANGE COMMISSION RULES AND REGULATIONS

                                   ARTICLE XI
                                    REMEDIES

         Section 11.1. INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the terms and conditions of this Article, each Shareholder, jointly and severally shall indemnify, defend and hold Purchaser and Parent, and their respective directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from (i) a breach of any representation, warranty or covenant of the Corporation or Shareholder contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or (ii) the matter identified on Schedule 3.19; provided, however, that no indemnification for Damages under this subpart
(i) of Section 11.1 shall be made until the aggregate amount of such Damages under subpart (i) of this Section 11.1 exceeds $70,000.

         Section 11.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser shall indemnify, defend and hold the Corporation and each Shareholder and its or their respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from a breach of any representation, warranty or covenant of Purchaser or Parent contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; provided, however, that no indemnification for Damages under this Section 11.2 shall be made until the aggregate amount of such Damages exceeds $70,000

         Section 11.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Shareholders and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Section 11.1 and Section 11.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

         (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         Section 11.4. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         Section 11.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

         Section 11.6. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

         Section 11.7. SPECIFIC PERFORMANCE. Seller and the Shareholders acknowledge that a refusal by Seller and/or the Shareholders to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

                                   ARTICLE XII
                                   TERMINATION

         Section 12.1. TERMINATION. This Agreement may be terminated:

         (a) At any time prior to the Closing Date by mutual agreement of all parties.

         (b) At any time prior to the Closing Date by Purchaser if any representation or warranty of Seller or the Shareholders contained in this Agreement or in any certificate or other document executed and delivered by Seller or the Shareholders pursuant to this Agreement is or becomes untrue or breached in any material respect or if Seller or the Shareholders fail to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

         (c) At any time prior to the Closing Date by Seller or the Shareholders if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

         (d) At any time prior to the Closing Date by Purchaser if the conditions stated in Article VII have not been satisfied by October 31, 2003.

         (e) At any time prior to the Closing Date by Seller if the conditions stated in Article VIII have not been satisfied by October 31, 2003.

In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d) or (e) above, Purchaser, Seller and the Shareholders shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity; provided, however, in the event of a termination of this Agreement pursuant to subparagraph (c) or (e), Purchaser shall pay Seller $20,000 as liquidated damages, and Seller and Shareholders shall not be entitled to any other remedy, rights, powers or privileges at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         Section 13.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         Section 13.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

         Section 13.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 13.4. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 13.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 13.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) years, except for (i) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (ii) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

         Section 13.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 13.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 13.9. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and
(iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of Seller.

         Section 13.10. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

            If to the Corporation or       Finger Lake International, Inc.
            Shareholder:                   P.O. Box 240
                                           1 Speedway Drive
                                           Westport, New York  13166
                                           Attention:  Glenn Donnelly
                                           Facsimile:  (315) 834-9734

            With a copy to:                Andrew S. Fusco, Esq.
                                           52 South Street
                                           Auburn, New York  13021
                                           Facsimile:  (315) 253-5565

            If to Purchaser:               Boundless Motor Sports Racing, Inc.
                                           1801 Gateway Blvd., Suite 105
                                           Richardson, Texas  75080
                                           Attention:  Les Wulf, President
                                           Facsimile:  (972) 470-9211

            With a copy to:                Jackson Walker L.L.P.
                                           2435 N. Central Expressway, Suite 600
                                           Richardson, Texas  75080
                                           Attention:  Richard F. Dahlson
                                           Facsimile:  (972) 744-2909

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         Section 13.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                                       BOUNDLESS MOTOR SPORTS RACING, INC.




                                       By:
                                          -------------------------------------
                                             Les Wulf, President




                                       FINGER LAKE INTERNATIONAL, INC.



                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------



                                       ----------------------------------------
                                       Glenn Donnelly







                                       ----------------------------------------
                                       Bruno DiMatteo







                                       ----------------------------------------
                                       Paul Vitale

                                    EXHIBIT A

                                   DEFINITIONS

         "ASSETS" shall mean, with respect to Seller, all of the business, properties and assets (real and personal, tangible and intangible) of Seller of every kind and wherever situated that are owned by Seller or in which it has any right or interest (including without limitation and to the extent owned, its business as a going concern, its goodwill, franchises and all right, title and interest in and to the use of its corporate name and any derivatives or combinations thereof; its trade-names, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, copyrights, copyright registrations and copyright applications, patents, patent registrations and patent applications, processes, formulae, proprietary and technical information, computer software, know-how, permits, licenses, trade secrets, inventions and royalties (including all rights to sue for past infringement of any of the foregoing); its lands, leaseholds and other interests in land; its inventory of finished goods, work-in-process and raw materials, backlog, equipment and supplies; its cash, money on deposit with banks and others, certificates of deposit, commercial paper, stocks, bonds and other investments; its accounts receivable; rights under its insurance policies and warranties; its causes of action, judgments, claims and demands of whatever nature; its deferred charges, advance payments, prepaid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to Seller under any state unemployment compensation plan or fund; its rights under restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its rights under partnership or joint venture agreements or arrangements; its rights under all agreements assumed by Purchaser; and its files, papers and records relating to the aforesaid business, properties and assets) other than the Excluded Assets.

         "CASH CONSIDERATION" shall have the meaning set forth in Section
2.2(a).

         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., Suite 6000, 901 Main Street, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

         "CLOSING DATE" shall mean the date on which the Closing occurs.

         "CODE" shall have the meaning set forth in Section 2.2(b) above.

         "COMMITMENTS" shall have the meaning set forth in Section 3.12(a).

         "COMPENSATION PLANS" shall have the meaning set forth in Section
3.8(b).

         "CONTROLLED GROUP" shall have the meaning set forth in Section 3.9(b).

         "DAMAGES" shall have the meaning set forth in Section 11.1.

         "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in Section 3.9(a).

         "EMPLOYEE POLICIES AND PROCEDURES" shall have the meaning set forth in
Section 3.8(d).

         "EMPLOYMENT AGREEMENTS" shall have the meaning set forth in Section 3.8(c).

         "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 3.29.

         "EXCLUDED ASSETS" shall mean the following assets and properties: (i) the consideration delivered to Seller pursuant to this Agreement for the Assets sold, transferred, assigned, conveyed and delivered pursuant hereto; (ii) Seller's right to enforce Purchaser's representations, warranties and covenants hereunder and the obligations of Purchaser to pay, perform or discharge the liabilities of Seller assumed by Purchaser pursuant to this Agreement and all other rights, including rights of indemnification, of Seller under this Agreement or any instrument executed pursuant hereto; (iii) Seller's [CERTIFICATE OR ARTICLES] of Incorporation and all amendments thereto, Bylaws, corporate seal, minute books, stock books and other corporate records having exclusively to do with the corporate organization and capitalization of Seller;
(iv) Seller's books of account, but Seller agrees that Purchaser shall have the right at Purchaser's request to inspect such books and make copies thereof; (v) Seller's rights to claims for refunds of taxes which cannot be assigned by law;
(vi) Shares of the capital stock of Seller; and (vii) Unclaimed dividends and other money and property that are held in trust by Seller or subject to escheat.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.6.

         "FIXED ASSETS" shall have the meaning set forth in Section 3.22.

         "OFFERING" shall mean an offering by Parent of at least $5 million of equity securities of Parent in either a private placement or a public offering.

         "OFFERING PRICE" shall mean the per share price paid by investors in the Offering.

         "PARENT STOCK" shall mean the common stock of Parent.

         "PERSONAL PROPERTY" shall have the meaning set forth in Section
3.11(b).

         "PROPRIETARY RIGHTS" shall have the meaning set forth in Section
3.15(a)

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.2(a).

         "REAL PROPERTY" shall have the meaning set forth in Section 3.11(a).

         "SHARES" shall have the meaning set forth in Section 2.2(a).


                                       A-2